Exhibit 10.1

November 5, 2014

Brian Roberts

10 Governor Doherty Road

Billerica, MA 01821

Dear Brian:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Insulet Corporation (“Insulet” or the “Company”).1 The Transitional Pay and Benefits described below are contingent on your agreement to and compliance with the terms of this Agreement, including your signing and not revoking of this Agreement. This Agreement will become effective and enforceable on the eighth day after you sign it, provided it is not revoked before that time (the “Effective Date”).

1.	Transition Role. The Company will continue to employ you on an at-will basis. Effective November 6, 2014, you will resign as an officer of the Company (including as a Section 16 officer) and from any other director or officer positions you hold with any of the Company’s subsidiaries or entities affiliated with the Company. Effective November 6, 2014 and continuing until December 31, 2014 (the “Transitional Employment Period”), you shall be in a “Transition Role.” During the Transitional Employment Period, you shall act in a professional manner, and assist the Company in any requested transition of any of the duties you have performed at Insulet. To the extent that it does not interfere with any of your assignments or duties, you may engage in job search activities during the regular workday. You will not be required to come into the office during the Transitional Employment Period and may work remotely. During the Transitional Employment Period, you shall receive the following Transition Pay and Benefits: (i) continuation of your base bi-weekly salary of thirteen thousand one hundred ninety-two dollars and thirty-one cents ($13,192.31), subject to all ordinary payroll taxes and withholdings, in accordance with Insulet’s payroll policies and procedures; and (ii) continuation of your participation in Insulet’s employee benefits programs (including insurance benefits), but only to the extent that you currently participate in such programs and remain eligible under any applicable plan document(s). Vesting of any outstanding stock options or restricted stock units previously granted to you by the Company

[1]

Except for the obligations set forth in Sections 2 and 3 of this Agreement which shall solely be the obligations of Insulet Corporation, whenever the terms “Insulet” or “the Company” are otherwise used in this Agreement, they shall be deemed to include Insulet Corporation and any related entities (including, without limitation, any divisions, affiliates, parents or subsidiaries of Insulet Corporation), and its and their respective current and former officers, directors, employees, agents, successors and assigns.

will continue on account of your employment during the Transitional Employment Period and will cease as of the Separation Date.

You specifically acknowledge that the opportunities to remain employed on an at will basis during the Transitional Employment Period and to receive associated Transition Pay and Benefits are being provided as part of the separation of your employment and are in consideration of your agreements, including the release of claims, included in this Agreement. It is further understood and agreed that no other benefits or payments of any kind are owed to you other than as set forth in this Section 1.

2.	Separation of Employment. Your employment with the Company shall terminate on December 31, 2014, unless you resign on an earlier date or the Company ends the employment relationship due to your breach of this Agreement; provided, however, that before taking any action contemplated by this paragraph 2, the Company shall provide you with written notice detailing the alleged breach and a 10-day period to cure such alleged breach. For purposes of this Agreement the actual last date of your employment whether it is December 31, 2014 or an earlier date shall be referred to the “Separation Date. You acknowledge that from and after the Separation Date, you have no authority to, and shall not, represent yourself as an employee or agent of the Company.

On the Separation Date, the Company shall pay your final accrued but unpaid base salary and any accrued but unused vacation based on your employment through the Separation Date. You shall be entitled to be reimbursed for reasonable business expenses incurred prior to the Separation Date in connection with your employment subject to the Company’s policies and procedures with respect to expense reimbursement.

3.	Severance Pay and Other Economic Benefits. Provided you enter into and comply with this Agreement and in exchange for the mutual covenants set forth in this Agreement, the Company will provide the following:

(i)	The Company will pay you salary continuation in the amount of one year of your base salary of three hundred forty-three thousand dollars ($343,000), less applicable deductions and withholdings, payable in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months, beginning on the first payroll date that occurs after the Separation Date.

(ii)

Upon your making a timely COBRA election, the Company will pay the standard employer portion of your medical, dental and life insurance premiums, to the same extent as if you had remained an active employee, until the earlier of (i) the last day of the Severance Period, (ii) the date you become eligible for health insurance through another employer, and (iii) the date you otherwise become ineligible for COBRA (the “Severance Benefits”), provided that you timely pay your regular employee contribution toward your medical and dental insurance premiums as required by the Company or its COBRA administrator. The Company’s obligations under this subsection with respect to medical and dental insurance are contingent upon you making a timely COBRA election. Additionally, the Company shall only be required to continue and contribute to your medical and dental insurance under this subsection to the same extent that such insurance is provided to persons employed by the Company. For life insurance coverage, you must elect to convert your benefits under the Company’s group life insurance plan to an individual life insurance policy.

(iii)	Payment of a 2014 bonus in the amount of two hundred five thousand eight hundred dollars ($205,800) less state and federal income and welfare taxes and any other mandatory deductions under applicable laws (the “2014 Bonus”), payable in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months, beginning on the first payroll date that occurs after the Separation Date.

(iv)	Reimburse you up to a maximum of Fifteen Thousand Dollars ($15,000) for documented expenses incurred for professional outplacement services.

4.	Continued Medical Insurance after the Severance Period. After the expiration of the Severance Period, you will have the right to continue your medical and dental insurance solely at your own cost pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to the extent you and your qualified beneficiaries remain eligible. The “qualifying event” under COBRA shall be the Separation Date.

5.	Acknowledgements. You acknowledge and agree that your entitlement to the Severance Pay and Severance Benefits is subject to and conditioned upon your execution, non-revocation and compliance with this Agreement. You further acknowledge that the Severance Pay and Severance Benefits provided herein are in lieu of and intended by both parties to supersede any other right to severance pay or benefits including without limitation the severance pay and benefits set forth in the Insulet Amended and Restated Executive Severance Plan, as amended (hereinafter the “Executive Severance Plan”), a copy of which is attached hereto as Exhibit A. You further acknowledge and agree that except as set forth herein in this Agreement (see Section 7(i) below), this Agreement supersedes the Executive Severance Plan. The Severance Pay and Severance Benefits are not intended to, and shall not be construed to, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for (i) the specific financial consideration set forth in this Agreement, (ii) earned but unpaid regular wages earned through the Separation Date, and (iii) accrued but unused vacation through the Separation Date (which shall be paid to you in accordance with applicable law), after the Separation Date you shall not be entitled to any other compensation or benefit including, without limitation, other wages, commissions, bonuses, incentives, vacation pay, holiday pay, stock options or other equity, or any other form of compensation or benefit.

6.	Unemployment Benefits. You may seek unemployment benefits as a result of the termination of your employment from the Company, and nothing in this Agreement impairs that right. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by the Company. The Company agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits, and further agrees that it will not take a position that would interfere with your ability to obtain unemployment benefits as a result of the separation of your employment from the Company. Nothing in this Section shall be construed to require the Company to make untruthful statements to a state agency in connection with any claim for unemployment benefits.

7.	Confidentiality and Other Obligations. You expressly acknowledge and agree to the following:

(i)	That the provisions of Sections 4 and 9 of the Executive Severance Plan, and your obligations pursuant to Section 5 of the Executive Severance Plan, are incorporated herein by reference; provided, however, that any solicitation covenant applicable to you will not be deemed to be breached as a result of the solicitation or hiring of any person, either by you or by any company which employs you or with which you are affiliated (“Employer”), as a result of a general solicitation conducted by the Employer.

(ii)	That you will promptly return to the Company all the Company documents, electronic, hardcopy otherwise (and any copies) and other Company property, on or before the Separation or promptly upon an earlier request by the Company. You will be allowed to keep your laptop and phone provided all Company information has been returned.

(iii)	That you will abide by the terms of the Insulet Confidentiality Agreement attached hereto as Exhibit B, the terms of which are hereby incorporated into this Agreement by reference, and that you otherwise will keep all confidential information and trade secrets of the Company confidential.

(iv)	That you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(v)	That all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person or entity (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), except as otherwise mandated by law.

(vi)	During your employment and after the termination of your employment you agree not to make or cause to be made, directly or indirectly, any statement to any person disparaging the Company or any of its stockholders, directors, officers or employees or commenting unfavorable or falsely on the character, business judgment, services, products, business practices or business reputation of the Company or any of its stockholder, directors, officers or employees. For its part, the Company shall instruct its directors and senior management team to not make any statements that are professionally or personally disparaging about, or adverse to, your interests, including, but not limited to, any statements that disparage you, and shall further instruct its directors and senior management team to not engage in any conduct that could reasonably be expected to harm professionally or personally your reputation.

(vii)	To the extent that any of your obligations under Sections 4 and 5 of the Executive Severance Plan exceed those set forth in Exhibit B, then the provisions of the Executive Severance Plan shall prevail. Notwithstanding the foregoing, for purposes of the non-competition provisions in the Executive Severance Plan and Exhibit B, a competing business or company shall be defined as those engaging in business activities with respect to wearable infusion pumps.

(viii)	If a court of competent jurisdiction finally determines that you have materially breached any covenant in this Section 7, such breach shall relieve the Company of any further obligations under this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to end your employment if you are still employed, and/or to stop providing and/or recover any Severance Pay and Severance Benefits payable or paid to you (or on your behalf) pursuant to Section 3 of this Agreement. Before any action is taken, the Company shall provide you with written notice detailing the alleged material breach and a 10-day period to cure such alleged breach.

8.	Cooperation. During the Severance Period, you will make yourself available to Insulet, upon reasonable notice, either by telephone or, if Insulet believes necessary, in person to assist Insulet in any matter relating to the services performed by you during your employment with Insulet including, but not limited to, transitioning your duties to others at Insulet, and ensuring that all documentation is recorded fully and completely. Such cooperation shall not be a service relationship for purposes of any of your outstanding equity. Insulet agrees to reimburse you for reasonable expenses incurred in providing such cooperation provided that you seek approval in advance of incurring an expense.

9.	Release of Claims. You hereby acknowledge and agree that by signing this Agreement, you are waiving your right to assert any Claim (as defined below) against the Company arising from acts or omissions that occurred on or before the date you sign this Agreement. Please note the definition of the Company contained in footnote 1 of this Agreement.

Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release.

Without limiting the generality of the previous paragraph, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation:

(i)	Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Commonwealth of Massachusetts and any other state or locality where you worked for the Company;

(ii)	Claims under any Law concerning discrimination, harassment or fair employment practices, including but not limited to Massachusetts General Laws Chapter 151B, Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), each as they may have been amended through the Effective Date;

(iii)	Claims under any Law relating to wages, hours, whistleblowing, leaves of absences or any other terms and conditions of employment, including but not limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), each as they may have been amended through the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws;

(iv)	Claims under any local, state or federal common law theory;

(v)	Claims arising under the Company’s policies or benefit plans; and

(vi)	Claims arising under any other Law or constitution.

This Section 9 shall not release the Company from any obligation expressly set forth in this Agreement or preclude you from pursuing any claims to enforce this Agreement. In addition, nothing in this Agreement operates as a waiver of or otherwise impacts your (x) vested benefits under the Company’s 401(k) plan, (y) vested equity under the Company’s stock plan(s), and (z) rights to indemnification, whether pursuant to insurance policy including directors and officers insurance, contract, the Company’s articles of incorporation, by-laws, and/or charter, or applicable law. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay and/or Severance Benefits provided for in this Agreement.

The Company hereby releases and forever discharges you generally from all known, or reasonably susceptible of being known, claims, demands, debts, damages and liabilities of every name and nature that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against you (“Company Claims”). This release includes, without implication of limitation, the complete waiver and release of all Company Claims arising in connection with your employment with and/or service as an officer and/or director of the Company and its subsidiaries or affiliates, and/or separation from employment with and/or service as an officer and/or director of the Company, and any Company Claims based on any Law and/or local, state or federal common law theory; provided, however, that notwithstanding the foregoing, the Company does not release you from any civil claims based on any acts and/or omissions that satisfy the elements of a criminal offense or claims arising out of any deliberate misconduct that resulted in injury to the Company (provided that the Company hereby represents that it knows of no such claims) nor does the Company release you with respect to any clawback of your compensation to the extent required by the Sarbanes-Oxley Act (“SOX”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) or any other applicable law.

10.	OWBPA. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 9 is intended to release any Claim you may have against the Company alleging discrimination on the basis of age under the ADEA, OWBPA and other Laws. Notwithstanding anything to the contrary in this Agreement, the release in Section 9 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement. Also, because you are at least age 40, and consistent with the provisions of the OWBPA, the Company is providing you with twenty-one (21) days to consider and accept the terms of this Agreement by signing below and returning it to Insulet, c/o Kathleen Hayes at Insulet, 600 Technology Park Drive, Suite 200, Billerica, MA 01821. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to Kathleen Hayes at the Company. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Kathleen Hayes at the Company at the above referenced address.

Further, consistent with federal laws prohibiting discrimination (the “Federal Discrimination Laws”), nothing in this Agreement shall be deemed to prohibit you from challenging the validity of the release set forth in Section 9 under the Federal Discrimination Laws or from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. However, this Agreement does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of employment-related discrimination. Further, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

11.	Miscellaneous Provisions.

(i)	Except as otherwise expressly provided in this Agreement, this Agreement supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and the Company except that nothing in this Agreement shall restrict your rights related to (i) vested benefits under the Company’s 401(k) plan, (ii) vested equity under the Company’s stock plan(s), and (iii) rights to indemnification, whether pursuant to insurance policy including directors and officers insurance, contract, the Company’s articles of incorporation, by-laws, and/or charter, or applicable law. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(ii)	This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and shall be governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

(iii)	You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. You also agree that a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(iv)	Both parties agree that any action, demand, claim or counterclaim arising out of this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(v)	If your release of Claims pursuant to Section 9 is found to be unenforceable in whole or part (except for your release of federal age discrimination Claims, which shall not be subject to this sentence), the Company will have the option, in its sole discretion, to enforce the portions of the Agreement found not to be unenforceable. In the event that any other provision of this Agreement is determined to be unenforceable in whole or part (including your release of federal age discrimination Claims), the remainder of the Agreement shall be enforced in full.

(vi)	The parties intend that all payments and benefits provided for in this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder either comply with Section 409A or are exempt from Section 409A. All expenses eligible for reimbursement hereunder shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

(vii)	You and the Company will mutually agree to language in a press release, Form 8-K, and any internal announcements regarding your resignation, prior to issuance.

(viii)

This Agreement shall inure to the benefit of and be binding upon the Company and you, and its and your respective successors, executors, administrators, heirs and permitted assigns. In the event of your death after the Separation Date but prior to the provision by the Company of all of the Severance Pay and Other Economic Benefits described in Section 3 of this Agreement, the Company shall continue to provide such severance pay and Severance Benefits to your beneficiary designated in writing to the Company prior to your death (or to your estate, if you fail to make such designation).

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement and to consult with legal counsel, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If you wish to accept this Agreement, please sign, date and return the enclosed copy of this Agreement within twenty-one (21) days to Kathleen Hayes at Insulet, 9 Oak Park Drive, Bedford, MA 01730.

Yours very truly,

Insulet Corporation

	By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan
President & Chief Executive Officer

/s/ Brian Roberts
Brian Roberts

Dated:	November 5, 2014

EXHIBIT B

INSULET NON-COMPETITION & NON-SOLICITATION AGREEMENT

INSULET EMPLOYEE NONDISCLOSURE & DEVELOPMENTS AGREEMENT